                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                            DIGI INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                            DIGI INTERNATIONAL INC.
                              11001 BREN ROAD EAST
                          MINNETONKA, MINNESOTA 55343
                                  952/912-3444

                                                               December 28, 2001

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Wednesday, January 23, 2002.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

                                          Sincerely,



                                          /s/ Joseph T. Dunsmore



                                          Joseph T. Dunsmore
                                          Chairman of the Board

                            DIGI INTERNATIONAL INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                JANUARY 23, 2002

     The Annual Meeting of Stockholders of Digi International Inc. will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central Standard Time, on Wednesday, January 23, 2002 for the following purposes:

     1. To elect one director for a two-year term and two directors for a three-year term.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending September 30, 2002.

     3. To amend the Digi International Inc. Employee Stock Purchase Plan (the "Purchase Plan") to reserve 750,000 additional shares of Common Stock for future purchases under the Purchase Plan.

     4. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed December 10, 2001 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

     YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE AS QUICKLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE, AND RETURNING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND REVOKE THE PROXY.

                                          By Order of the Board of Directors,

                                          /S/ James E. Nicholson



                                          James E. Nicholson
                                          Secretary

Minnetonka, Minnesota
December 28, 2001

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy is being solicited by the Board of Directors of Digi International Inc., a Delaware corporation (the "Company"), for use in connection with the Annual Meeting of Stockholders to be held on Wednesday, January 23, 2002 at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, and at any adjournments thereof. Only stockholders of record at the close of business on December 10, 2001 will be entitled to vote at such meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned to the Company and not revoked will be voted in the manner specified. A stockholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to the Secretary of the Company of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date.

     The address of the principal executive office of the Company is 11001 Bren Road East, Minnetonka, Minnesota 55343 and the Company's telephone number is
(952) 912-3444. The mailing of this Proxy Statement and form of proxy to stockholders will commence on or about December 28, 2001.

     Stockholder proposals intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive office no later than August 30, 2002 for inclusion in the Proxy Statement for that meeting. Any other stockholder proposals for the Company's 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive office not less than 60 days prior to the date fixed for such annual meeting, unless the Company gives less than 75 days' prior public disclosure of the date of the meeting, in which case the Company must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which the Company makes such public disclosure. The notice must set forth certain information concerning such proposal, including a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing such business, the class and number of shares of the Company which are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

     Under the Company's Bylaws, nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the President of the Company. To be timely, a stockholder's notice must be delivered to or mailed to and received at, the principal executive offices of the Company not less than 60 days prior to the date fixed for the meeting, unless the Company gives less than 75 days' prior public disclosure of the date of the meeting, in which case the Company must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which the Company makes such public disclosure.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

     With the exception of the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of each proposal presented in this Proxy Statement. A plurality of the votes of outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who either abstains, withholds authority to vote for the election of directors or who does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors or approval of the proposals.

     The Common Stock of the Company, par value $.01 per share, is the only authorized and issued voting security of the Company. At the close of business on December 10, 2001 there were 15,374,947 shares of Common Stock issued and outstanding, each of which is entitled to one vote. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of December 10, 2001, the beneficial ownership of Common Stock of the Company by each director or nominee for director of the Company, by each executive officer of the Company named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

             NAME AND ADDRESS                       AMOUNT AND NATURE OF           PERCENTAGE OF
            OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP (1)       OUTSTANDING SHARES
-------------------------------------------       ------------------------       ------------------
Directors, nominees and executive officers:
  Bruce H. Berger                                           33,502(2)                      *
  Joseph T. Dunsmore                                        80,750(3)                      *
  Douglas J. Glader                                        283,708(4)                    1.8%
  Subramanian Krishnan                                     144,891(5)                      *
  Kenneth E. Millard                                        19,250(6)                      *
  Mykola Moroz                                             142,036(7)                      *
  Michael Seedman                                            3,125(8)                      *
  David Stanley                                             94,250(9)                      *
  Bradley J. Williams                                            0                         *

All directors, nominees and executive
officers as a group (9 persons, including
those named above)                                         801,512(10)                   5.2%

Other beneficial owners:
  John P. Schinas                                        1,430,352(11)                   9.3%
     P.O. Box 187
     Rangeley, ME 04970

  Dimensional Fund Advisors Inc.                         1,291,350(12)                   8.4%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401

------------------------------
  *   Less than one percent.

 (1) Unless otherwise indicated in footnote below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

 (2) Includes 32,813 shares covered by options which are exercisable within 60 days of the record date.

 (3) Includes 76,250 shares covered by options which are exercisable within 60 days of the record date.

 (4) Includes 239,483 shares covered by options which are exercisable within 60 days of the record date. Includes 4,200 shares held by Mr. Glader's spouse's IRA. Mr. Glader disclaims beneficial ownership for the shares held by his spouse's IRA.

 (5) Includes 125,208 shares covered by options which are exercisable within 60 days of the record date.

 (6) Includes 19,250 shares covered by options which are exercisable within 60 days of the record date.

 (7) Includes 134,500 shares covered by options which are exercisable within 60 days of the record date.

 (8) Includes 3,125 shares covered by options which are exercisable within 60 days of the record date.

 (9) Includes 79,000 shares covered by options which are exercisable within 60 days of the record date.

(10) Includes 235,875 shares covered by options which are exercisable within 60 days of the record date held by four non-employee directors of the Company and 473,754 shares covered by options which are exercisable within 60 days of the record date held by four executive officers of the Company.

(11) Based on the information received by the Company from a questionnaire dated December 3, 2001, completed by the stockholder as to such stockholder's beneficial ownership as of December 10, 2001.

(12) Based on information received by the Company on December 10, 2001 from Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 1,291,350 shares of the Company's stock as of September 30, 2001. Such shares are owned by Dimensional's portfolios and Dimensional disclaims beneficial ownership of such shares.

                             ELECTION OF DIRECTORS

     The business of the Company is managed by or under the direction of a Board of Directors with a number of directors, not less than three, fixed from time to time by the Board of Directors. The Board is divided into three classes as nearly equal in number as possible, and directors of one class are elected each year for a term of three years. Each class consists of at least one director. The Board of Directors has fixed at three the number of directors to be elected to the Board at the 2002 Annual Meeting of Stockholders and has nominated the three persons named below for election as directors. The Board has nominated Mr. Moroz to stand for election for a two-year term and Messrs. Dunsmore and Williams to stand for election for a three-year term. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the three nominees named below.

     Each of the nominees named below is currently a director of the Company, and each has indicated a willingness to serve as a director. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion.

     Following is certain information regarding the nominees for the office of director and the current directors whose terms expire after the 2002 Annual
Meeting:

DIRECTOR NOMINEE FOR TERM EXPIRING IN 2004:

Mykola Moroz, age 64

     Mr. Moroz, a founder of the Company, has been a member of the Board of Directors since July 1991. He was a consultant to the Company on manufacturing operations from December 1994 to November 1996. He was President of the Company from July 1991 to November 1994 and Chief Executive Officer from January 1992 to November 1994. Mr. Moroz was Chief Operating Officer of the Company from July 1991 to January 1992.

DIRECTOR NOMINEES FOR TERM EXPIRING IN 2005:

Joseph T. Dunsmore, age 43

     Mr. Dunsmore joined the Company in October 1999, as President and Chief Executive Officer and a member of the Board of Directors and was elected Chairman of the Board in May 2000. Prior to joining the Company, Mr. Dunsmore had been Vice President of Access for Lucent Microelectronics, a telecommunications company now known as Agere Systems Inc., since June 1999. From October 1998 to June 1999, he acted as an independent consultant to various high technology companies. From February 1998 to October 1998, Mr. Dunsmore was Chief Executive Officer of NetFax, Inc., a telecommunications company. From October 1995 to February 1998, he held executive management positions at US Robotics and then at 3COM after 3COM acquired US Robotics in June 1997. Prior to that, Mr. Dunsmore held various marketing management positions at AT&T Paradyne Corporation since May 1983.

Bradley J. Williams, age 41

     Mr. Williams has been a member of the Board of Directors of the Company since June 2001. In January 2000, Mr. Williams co-founded Raviant Networks, Inc., a provider of comprehensive software solutions and professional services to the telecommunications industry, and currently serves on its Board of Directors. From August 1996 to December 1999, Mr. Williams worked for Integrated Network Solutions, a value-added reseller of hardware, software and network services, where he started a telecommunications consulting division that was eventually spun off as Raviant Networks. From January 1983 to December 1989, and again from April 1994 to August 1996, Mr. Williams worked as a sales executive for Digital Equipment Corporation, a computer manufacturer.

DIRECTORS WHOSE TERMS EXPIRE AFTER 2002:

Kenneth E. Millard, age 55

     Mr. Millard has been a member of the Board of Directors of the Company since October 1999. He has been the President and Chief Operating Officer of Telular Corporation, a telecommunications company, since April 1996. Mr. Millard served as the President and Chief Operating Officer of Oncor Communications, a telecommunications company, from February 1992 to January 1996. Prior to that, he held various executive management positions at Ameritech Corporation and worked as an attorney for AT&T and Wisconsin Bell. Mr. Millard continues to serve as a director of Telular and also serves as a director of two private corporations.

Michael Seedman, age 45

     Mr. Seedman has been a member of the Board of Directors of the Company since October 2000. Since February 1999, Mr. Seedman has been a private investor. Mr. Seedman founded Entegra Technologies, a telecommunications company, and pursued non-business interests from October 1997 to January 1999. From 1993 to September 1997, he served as Vice President, General Manager of the Personal Communications Division of U.S. Robotics. He founded Practical Peripherals, Inc. in 1982 and continued to serve as President after it was acquired in 1989 until July 1993. Mr. Seedman also serves as a director of Western Multiplex Corporation and three private companies.

David Stanley, age 66

     Mr. Stanley has been a member of the Board of Directors since 1990. Mr. Stanley served as Chairman and Chief Executive Officer of Payless Cashways, Inc., a building materials retailer, from 1984 to 1997. Payless Cashways, Inc. filed a voluntary Chapter 11 bankruptcy petition on July 21, 1997. A plan of reorganization was approved by the creditors and confirmed by the United States Bankruptcy Court for the Western District of Missouri in November 1997. Payless Cashways, Inc. emerged from bankruptcy in early December 1997.

     None of the directors is related to any other director or to any executive officer of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     The Board of Directors met twelve times during fiscal 2001. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during fiscal 2001, except Mr. Seedman. The Company has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Following is a description of the functions performed by each of these Committees.

Audit Committee

     The Company's Audit Committee consists of Messrs. Stanley (Chairman), Moroz and Williams. All members of the Audit Committee are "independent" as that term is defined in the applicable listing standards of The Nasdaq Stock Market. The Audit Committee oversees the Company's financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, recommending and taking action to oversee the independence of the independent accountants and selecting and appointing the independent accountants. The Audit Committee met five times during fiscal 2001. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which was amended by the Company's Board of Directors in December 2001, a copy of which is included as Exhibit A to this Proxy Statement.

Compensation Committee

     The Company has a Compensation Committee consisting of Messrs. Millard (Acting Chairman) and Williams, which reviews and acts upon management recommendations concerning employee stock options, bonuses and other compensation and benefit plans and administers the Digi International Inc. Stock Option Plan, the Digi International Inc. Non-Officer Stock Option Plan, the Digi International Inc. Employee Stock

Purchase Plan and the Digi International Inc. 2000 Omnibus Stock Plan. The Compensation Committee met ten times during fiscal 2001.

Corporate Governance and Nominating Committee

     The Company has a Corporate Governance and Nominating Committee, which advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The Committee, consisting of Messrs. Millard (Chairman) and Stanley, met three times in fiscal 2001.

     This Committee will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Corporate Governance and Nominating Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person's willingness to serve.

Director Compensation

     Currently, each non-employee director of the Company who beneficially owns not more than 5% of the Company's outstanding Common Stock who is newly elected to the Board, whether elected at an annual meeting or during the year, and who has not previously been a director of the Company, receives a one-time, non-elective grant of an option to purchase 5,000 shares of Common Stock of the Company at the then-current market price. Furthermore, each non-employee director of the Company who beneficially owns not more than 5% of the Company's outstanding Common Stock, whether incumbent or newly elected, who is a director at the conclusion of an annual meeting receives a non-elective grant of an option to purchase 1,500 shares of Common Stock of the Company at the then-current market price. If a newly elected non-employee director is first elected during the year, then such non-elective option grant is prorated. In addition, each non-employee director of the Company who beneficially owns not more than 5% of the Company's outstanding Common Stock, whether incumbent or newly elected, who is a director at the conclusion of an annual meeting has an election to receive one of the following: (i) an option to purchase 6,000 shares of Common Stock of the Company at the then-current market price or (ii) cash payments consisting of an annual retainer of $8,000, payable quarterly in arrears, plus per meeting fees of $750 for each meeting of the Board of Directors attended and $350 for each committee meeting attended that is not held on the same day as a meeting of the Board of Directors. If a newly elected non-employee director of the Company who beneficially owns not more than 5% of the Company's outstanding Common Stock is first elected during the year, the option grant to purchase 6,000 shares of Common Stock or the $8,000 annual retainer is prorated. As additional compensation, each committee Chairman who is also a non-employee director who beneficially owns not more than 5% of the Company's outstanding Common Stock has an annual election to receive one of the following in addition to the compensation described above: (i) an option to purchase 1,000 shares of the Common Stock of the Company at the then-current market price or (ii) a cash payment of $2,500. Directors who beneficially own more than 5% of the Company's outstanding Common Stock serve without receiving the compensation described above.

REPORT OF THE AUDIT COMMITTEE

     The role of the Company's Audit Committee, which is composed of three independent non-employee directors, is one of oversight of the Company's management and the Company's outside auditors in regard to the Company's financial reporting and the Company's controls respecting accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the Company's management and independent auditors.

     The Audit Committee has (i) reviewed and discussed the Company's audited financial statements for the fiscal year ended September 30, 2001 with the Company's management; (ii) discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); and (iii) received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the Company's independent accountants the independent accountants' independence.

     Based on the review and discussions with management and the Company's independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                          David Stanley, Chairman
                                          Mykola Moroz
                                          Bradley J. Williams

AUDIT FEES

     The aggregate fees billed for the audit of the Company's annual consolidated financial statements for fiscal 2001 and for the review of the Company's interim consolidated financial statements for each quarter in fiscal 2001 were approximately $288,000.

ALL OTHER FEES

     The Company also paid its principal accountant approximately $87,000 for all other services in fiscal 2001. These fees related primarily to preparation and review of the Company's tax returns, consulting relating to accounting and tax planning, due diligence relating to acquisitions by the Company, review of filings with the Securities and Exchange Commission and review of the Company's 401-K plan. The Audit Committee has determined that the provision of these non-audit services was compatible with maintaining the independence of the Company's principal accountant.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") of the Board of Directors establishes the general compensation policies of the Company and specific compensation for each of the Company's executive officers. The purpose of this report is to inform stockholders of the Company's compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 2001.

Compensation Philosophy

     The Company has historically implemented a "pay for performance" compensation program for its executive officers. The compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's success and continued growth, while at the same time allowing the Company to attract and retain high-caliber executives. The Committee believes that the Company's compensation practices reward executives commensurately with their ability (i) to meet the Company's established financial targets and other goals, through cash bonuses, and (ii) to drive increases in stockholder value, through stock options.

     A central feature of the Company's compensation program is its emphasis on objective performance incentives. Under the Company's historical practice, performance targets are established by the Committee at the outset of each fiscal year for each executive officer. The Company's historical practice has been to communicate to each executive, near the outset of a fiscal year, the performance targets that must be met for that fiscal year and the amount of cash bonus that the executive will be eligible to receive if such goals are met.

     The Committee believes that the base salary of the Company's Chief Executive Officer is below average relative to its national and regional peer companies and that the base salaries of other executive officers are average. However, if the cash bonus targets are fully achieved, the Chief Executive Officer of the Company is able to earn total cash compensation that is slightly below average relative to these peer companies as a group, and the other executive officers are able to earn total cash compensation that is above average. This analysis supports the Committee's compensation philosophy of putting a substantial portion of executives' total cash compensation "at risk" by tying it to the achievement of objective financial results and other goals, and generally giving executives the opportunity to earn above average compensation through performance.

     An additional important aspect of the Company's compensation program is its use of stock options. The Committee believes that the use of stock-based incentives ensures that the executive's interests are aligned with the long-term interests of the Company's stockholders. Executives are thereby given the incentive not only to meet their annual performance objectives, but also to achieve longer-term strategic goals.

     The Committee also recognizes that competition is intense for qualified executives in the data communications field and that the Company needs to remain flexible and responsive to individual circumstances in order to attract and retain talented senior management.

Executive Officer Compensation Program

     The key components of the Company's compensation program are base salary, cash bonuses and stock options.

     Base Salary. The Committee annually reviews the base salary of each executive officer. In determining the appropriate base salary level for fiscal 2001, the Company considered base salaries for the previous fiscal year and individual performance, including performance in relation to performance targets for the then-ending fiscal year. For fiscal 2002, the base salaries of all executive officers will remain unchanged from the prior year.

     The Company entered into employment agreements with certain executive officers that establish certain minimum base salaries and bonus targets. The Committee has reviewed these salaries and targets and believes that they are consistent with the Company's compensation philosophy described above.

     Cash Bonuses. Each executive of the Company is given a specified bonus target which he or she will receive if the applicable objectives set by the Committee are met. These bonus targets have typically been 100% of base salary. At the outset of the 2001 fiscal year, the Committee established Company-wide financial objectives. Cash bonus targets for Messrs. Glader and Krishnan were set at 100% of base salary. Mr. Dunsmore's bonus target for fiscal 2001 is 100% of base salary under his employment agreement and Mr. Berger's bonus target for fiscal 2001 is 90% of base salary under his employment agreement. The fiscal 2001 financial objectives were not met, and accordingly such executive officers were not entitled to a cash bonus for fiscal 2001.

     The Committee has set criteria for achievement of cash bonuses in fiscal 2002 by the executive officers based upon the achievement of Company-wide financial goals. For fiscal 2002, the Committee set the bonus target for Messrs. Dunsmore, Glader, Krishnan and Berger at 100% of base salary. The cash bonus plan for fiscal 2002 sets quarterly financial objectives for quarterly payments of 50% of the bonus targets and annual financial objectives for annual payments of 50% of the bonus targets. If an objective is not met, the executives will not receive the bonus pay-out that corresponds to such objective, subject to the Compensation Committee's authority to award bonuses in its discretion. The cash bonus plan for fiscal 2002 also provides for a sliding scale for greater bonuses if any of the bonus objectives are exceeded. At the maximum end of the scale, if 200% of any bonus objective is achieved, the bonus payout related to that objective increases to 200% of the amount of the bonus targets. If the Company achieves greater than 200% of the bonus objectives, the Committee has discretion to determine whether bonus amounts in excess of 200% of the amount of the bonus targets will be paid.

     Stock Options. Long-term incentives are provided through the Company's Stock Option Plan. The Plan is administered by the Committee, which is authorized to award stock options to employees of the Company and its subsidiaries, non-employee directors of the Company and certain advisors and consultants to the Company. While the Committee has broad discretion to select the optionees and to establish the terms and conditions for the grant, vesting and exercise of each option, the Committee's current practice is generally to grant stock options to employees vesting over four years in order to strengthen the employee's ties to the Company and to focus on enhancing stockholder value on a long-term basis. In September 2001, the Committee granted stock options to certain employees, including the executive officers, with more favorable vesting terms than customary partially in lieu of making discretionary cash bonus payments. The options granted to employees were immediately exercisable and the options granted to the executive officers vested over two years. The Committee also administers the grant of stock-based incentive awards under the Company's 2000 Omnibus Stock Plan according to the same philosophy, although no such awards have been made yet.

     During each fiscal year, the Committee considers whether awards will be made to executive officers under the Plan. In determining the employees to whom options shall be granted and the number of shares to be covered by each option, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Committee in its sole discretion shall deem relevant.

     In fiscal 2001, Mr. Dunsmore was granted options to purchase 250,000 shares, Mr. Glader was granted options to purchase 30,000 shares, Mr. Krishnan was granted options to purchase 80,000 shares and Mr. Berger was granted options to purchase 60,000 shares at prices ranging from $5.20 per share to $7.00 per share (each at the fair market value on the date of the grant).

     401-K Savings and Profit Sharing Plan. Company officers may participate in the Company's 401-K Savings and Profit Sharing Plan (the "401-K Plan") which allows any Company employee (other than interns, temporary employees, certain part-time employees and certain other excluded categories of employees) who is at least 18 years of age to contribute up to 15 percent of his or her earnings to the 401-K Plan. In 2002, an eligible employee can contribute up to 20 percent of his or her earnings. Eligible employees who are regularly scheduled to work more than 24 hours per week can begin contributing on the first day of the month following their date of hire. The participant's contributions are subject to an annual maximum imposed by the Internal Revenue Code of 1986, as amended (the "Code"), which was $10,500 in 2001 and will be $11,000 in

2002. The annual maximum will be increased by $1,000 per year through 2006, and then indexed for inflation in future years.

     Under the 401-K Plan, the Company provides a matching contribution and has the discretion to make a profit sharing contribution. Profit sharing contributions are allocated in proportion to the earnings of eligible participants. To be eligible to receive profit sharing contributions for a year, the participant must be employed by the Company on December 31 of that year and must have completed at least 1,000 hours of service during the year. No profit sharing contributions were made in fiscal 2001.

     Matching contributions are allocated in proportion to the contributions each participant makes from his or her salary. Matching contributions are made each pay period for those employees who are active participants during the pay period, based on the contributions made by the employee during that pay period. For 2001, the Company matched contributions dollar for dollar on contributions up to 3% of the participant's salary, with an annual maximum for any participant of $2,500. In 2002, the Company will provide a dollar for dollar match on contributions up to 3% of the participant's salary and a 50 cent match on each dollar of contributions representing the next 2% of the participant's salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, comprised entirely of independent, outside directors, is responsible for establishing and administering the Company's policies involving the compensation of executive officers. No employee of the Company serves on the Committee. During fiscal 2001 the members of the Committee were Kenneth E. Millard (Acting Chairman) and Bradley J. Williams. Richard E. Eichhorn also served on the Committee until his term as a director ended on January 24, 2001 and Robert S. Moe served on the Committee until his resignation from the Board of Directors on April 18, 2001. The Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.
                                          COMPENSATION COMMITTEE
                                          Kenneth E. Millard, Acting Chairman
                                          Bradley J. Williams

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table contains information concerning annual and long-term compensation for the fiscal years ended September 30, 2001, 2000, and 1999 provided to the individual who served as Chief Executive Officer during fiscal 2001 and the other three most highly compensated executive officers of the Company (the "Named Officers") who received remuneration exceeding $100,000 for the fiscal year ended September 30, 2001.

                                                                             LONG-TERM
                                                 ANNUAL COMPENSATION        COMPENSATION
                                             ----------------------------      AWARDS
                 NAME AND                    FISCAL                         ------------    ALL OTHER
            PRINCIPAL POSITION                YEAR     SALARY     BONUS      OPTIONS(#)    COMPENSATION
-------------------------------------------  ------   --------   --------   ------------   ------------
Joseph T. Dunsmore, Chairman of the Board,    2001    $260,000   $      0     250,000        $ 2,985
  President and Chief Executive Officer(1)    2000     239,808    260,000     240,000          3,379
Douglas J. Glader, Executive Vice President   2001     225,000          0      30,000        188,133
  of the Company and General Manager          2000     232,789    168,750     110,000        131,917
  of MiLAN Technology(2)                      1999     193,242    147,288      60,000          7,455
Subramanian Krishnan, Senior Vice             2001     200,000          0      80,000          3,495
  President, Chief Financial Officer and      2000     207,000    150,000     110,000          3,495
  Treasurer(3)                                1999     122,019    108,000      85,000          4,697
Bruce H. Berger, Senior Vice President        2001     200,000          0      60,000          2,572
  and Managing Director of European           2000      87,692     75,000      75,000         51,131
  Operations(4)

------------------------------
(1) Mr. Dunsmore joined the Company as President and Chief Executive Officer, and a director, in October 1999 and became Chairman of the Board of Directors in May 2000. Amounts included in All Other Compensation for Mr. Dunsmore for 2001 include the Company's matching contribution to the 401-K Plan of $2,500 allocated to Mr. Dunsmore's account and term life insurance premiums of $485 paid for Mr. Dunsmore. Amounts for 2000 include term life insurance premiums of $485 paid for Mr. Dunsmore, reimbursement for relocation expenses of $2,565 incurred in connection with his employment by the Company and reimbursement of Mr. Dunsmore's tax liability of $329 resulting from the relocation expense reimbursement.

(2) Mr. Glader joined the Company in 1994 serving in various executive management positions and he became Executive Vice President and Chief Operating Officer of the Company in April 1999. He became Executive Vice President of the Company and General Manager of MiLAN Technology on May 8, 2000 and continues to hold such office. Amounts included in All Other Compensation for Mr. Glader for 2001 include the Company's matching contribution to the 401-K Plan of $2,500 allocated to Mr. Glader's account, life insurance premiums of $1,675 paid for Mr. Glader, reimbursement for relocation expenses of $4,273 incurred in connection with his employment, housing allowance payments of $101,780 and reimbursement of Mr. Glader's tax liability of $77,905 resulting from the relocation expense reimbursement and housing allowance payments paid to Mr. Glader. Amounts for 2000 include the Company's matching contribution to the 401-K Plan of $2,500 allocated to Mr. Glader's account, term life insurance premiums of $1,675 paid for Mr. Glader, cash in lieu of accrued vacation over three years of service of $46,152, imputed interest of $4,705 related to an interest-free loan made to Mr. Glader in connection with his relocation, reimbursement for relocation expenses of $24,727 incurred in connection with his employment by the Company, housing allowance payments of $16,963 and reimbursement of Mr. Glader's tax liability of $35,195 resulting from the relocation expense reimbursement and housing allowance payments paid to Mr. Glader. Amounts for 1999 include the Company's matching contribution to the 401-K Plan of $5,780 to Mr. Glader's account and term life insurance premiums of $1,675 paid for Mr. Glader.

(3) Mr. Krishnan joined the Company as Vice President of Worldwide Finance and Corporate Development in January 1999 and became Senior Vice President, Chief Financial Officer and Treasurer in February 1999. Amounts included in All Other Compensation for Mr. Krishnan for each of 2001 and 2000 include the Company's matching contribution to the 401-K Plan of $2,500 allocated to Mr. Krishnan's account and term life insurance premiums of $995 paid for Mr. Krishnan. Amounts for 1999 include the Company's matching contribution to the 401-K Plan of $3,702 allocated to Mr. Krishnan's account and term life insurance premiums of $995 paid for Mr. Krishnan.

(4) Mr. Berger joined the Company as Vice President and Managing Director of European Operations in May 2000 and became Senior Vice President and General Manager of European Operations in December 2001. Amounts represented in All Other Compensation for Mr. Berger for 2001 include the Company's matching contribution to the 401-K Plan of $2,192 allocated to Mr. Berger's account and term life insurance premiums of $380 paid for Mr. Berger. Amounts for 2000 include the Company's matching contribution to the 401-K Plan of $2,192 allocated to Mr. Berger's account, term life insurance premiums of $380 paid for Mr. Berger, reimbursement for relocation expenses of $24,127 incurred in connection with his employment by the Company, vehicle allowance payments of $2,650, reimbursement of incidental expenses of $3,356 and reimbursement of Mr. Berger's tax liability of $18,426 resulting from the relocation expense reimbursement, vehicle allowance payments and incidental expense reimbursement paid to Mr. Berger.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------
                                                            PERCENT OF
                                               NUMBER OF      TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                               SECURITIES    OPTIONS                              ASSUMED ANNUAL RATES OF STOCK
                                               UNDERLYING   GRANTED TO   EXERCISE                 PRICE APPRECIATION FOR OPTION
                                                OPTIONS     EMPLOYEES    OR BASE                            TERMS (1)
                                                GRANTED     IN FISCAL     PRICE     EXPIRATION   --------------------------------
                    NAME                          (#)          YEAR       ($/SH)       DATE      0% ($)     5% ($)      10% ($)
---------------------------------------------  ----------   ----------   --------   ----------   ------   ----------   ----------
Joseph T. Dunsmore...........................  100,000(2)     6.4024%     $7.00      10/10/10      $0     $  440,226   $1,115,620
Joseph T. Dunsmore...........................  150,000(3)     9.6035       5.20      09/28/11       0        490,538    1,243,119
Douglas J. Glader............................   30,000(3)     1.9207       5.20      09/28/11       0         98,108      248,624
Subramanian Krishnan.........................   80,000(3)     5.1219       5.20      09/28/11       0        261,620      662,997
Bruce H. Berger..............................   60,000(3)     3.8414       5.20      09/28/11       0        196,215      497,248
---------------------------------------------------------------------------------------------------------------------------------

(1) The dollar amounts under these columns are the results of calculations at a 0% annual appreciation rate, and at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and, therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the price of the Company's stock. Stockholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company's stock appreciates, which benefits all stockholders commensurately.

(2) These options become exercisable as to 25,000 shares on October 10, 2001, and as to the remaining 75% of the shares in equal installments on the tenth day of the next 36 months beginning on November 10, 2001. These options will vest in full immediately prior to termination of the optionee's employment by the Company without cause or upon a change in control of the Company.

(3) These options become exercisable in 50% increments on September 28, 2002 and September 28, 2003. These options will vest in full immediately prior to termination of the optionee's employment by the Company without cause or upon a change in control of the Company.

                               AGGREGATED OPTION
                         EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The purpose of the following table is to report exercises of stock options by the Named Officers during fiscal 2001 and any value of their unexercised stock options as of September 30, 2001. The Named Officers did not exercise stock options in fiscal 2001 pursuant to the Company's Stock Option Plan. The Company has not issued any stock appreciation rights to the Named Officers.

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SHARES                      OPTIONS AT FY-END               AT FY-END(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
Joseph T. Dunsmore...........          0     $      0      15,000        475,000       $      0       $  3,000
Douglas J. Glader............          0            0     218,130        124,270              0            600
Subramanian Krishnan.........          0            0     102,188        172,812              0          1,600
Bruce H. Berger..............          0            0      26,563        108,437              0          1,200

------------------------------
(1) Value is based on a share price of $5.22, which was the last reported sale price for a share of Common Stock on the Nasdaq National Market System on September 28, 2001, minus the exercise price.

                EMPLOYMENT CONTRACTS; SEVERANCE, TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Joseph T. Dunsmore. The Company and Mr. Dunsmore are parties to an employment agreement entered into on October 24, 1999 relating to Mr. Dunsmore's election as President and Chief Executive Officer of the Company. The agreement provides that Mr. Dunsmore would be paid an annual base salary of $260,000. The Committee will continue to review Mr. Dunsmore's base salary annually and may, in its sole discretion, increase it to reflect performance and other factors. Mr. Dunsmore's annual base salary will remain $260,000 in fiscal 2001. The agreement also provides that during fiscal 2000 Mr. Dunsmore was entitled to a guaranteed cash bonus of $260,000. Beginning with fiscal 2001, Mr. Dunsmore is entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dunsmore. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in it discretion, award Mr. Dunsmore a bonus that is larger than the target bonus.

     Pursuant to his employment agreement, on October 23, 1999, the Company issued Mr. Dunsmore stock options to purchase an aggregate of 240,000 shares of the Company's Common Stock on the date of his employment agreement at fair market value on the date of grant. In October 2000, Mr. Dunsmore was granted an option to purchase 100,000 shares of Common Stock of the Company at the fair market value on the date of grant, vesting as to 25,000 shares on October 10, 2001, and as to the remaining 75% of the shares in equal installments on the tenth day of the next 36 months beginning on November 10, 2001. In September 2001, Mr. Dunsmore was granted an option to purchase 150,000 shares of Common Stock of the Company at the fair market value on the date of grant, vesting in 50% increments on September 28, 2002 and September 28, 2003. All of Mr. Dunsmore's options grants will also vest in full in the event of his termination without cause or a "change in control" of the Company which is deemed to occur if any person or group acquires more than 25% of the voting power of the Company, if there is a change in the membership of the Board of Directors, not approved by the continuing directors, such that the persons who were directors at the beginning of any three-year period no longer constitute a majority of the Board or in the event of a merger or consolidation of the Company in which less than 60% of the common stock of the surviving corporation is owned by the Company's stockholders.

     Pursuant to the agreement the Company paid Mr. Dunsmore's relocation expenses and purchased his prior residence for the price he had paid for such residence. The agreement also provides that Mr. Dunsmore is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.

     Under the terms of Mr. Dunsmore's employment agreement, if the Company terminates his employment without cause, Mr. Dunsmore is entitled to receive his then current base salary for a period of twelve months.

     Douglas J. Glader. The Company's agreement with Mr. Glader on February 6, 1995, as amended, provides that Mr. Glader will be paid a base salary at the annual rate of $120,000, which upon annual review by the Committee was set at $170,000 for fiscal 1998 and which was initially increased to $190,000 for fiscal 1999 and further increased in fiscal 1999 to $200,000. Mr. Glader's base salary for fiscal 2000 and 2001 was increased to $225,000 and will remain $225,000 for fiscal 2002. The Committee will continue to review Mr. Glader's base salary annually and may, in its sole discretion, increase it to reflect performance, appropriate industry guideline data and other factors, but is not obligated to provide for any increases in base salary. Under his agreement, Mr. Glader also is entitled to a cash bonus opportunity based on his percentage of achievement of objectives set by the Committee, of up to 100% of his base salary in any fiscal year. Mr. Glader was also granted additional options in fiscal 2001. In September 2001, Mr. Glader was granted an option to purchase 30,000 shares of Common Stock of the Company at the fair market value on the date of grant, vesting in 50% increments on September 28, 2002 and September 28, 2003. All of Mr. Glader's option grants will also vest in full in the event of his termination without cause or a "change in control" of the Company which is deemed to occur under the same conditions as for purposes of Mr. Dunsmore's option vesting. Mr. Glader also is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.

     In connection with Mr. Glader's agreement to return to California to become Executive Vice President and General Manager of MiLAN Technology, the Committee approved an agreement to pay Mr. Glader a housing allowance in response to the significantly higher housing costs in the Bay Area of California. Pursuant to the agreement, the Company will reimburse Mr. Glader for the difference between his house payment in the Bay Area and his prior house payment in Minnesota, which equals $8,482 per month. This payment, together with a payment equal to the difference between his real estate property taxes in the Bay Area and his real estate property taxes in Minnesota, will be paid until the earliest of the date on which Mr. Glader sells his current California residence, the date on which Mr. Glader ceases to be an employee of the Company or the first date on which Mr. Glader is both free to trade and legally entitled to sell shares of the Company's Common Stock that can be acquired under stock options granted to Mr. Glader by the Company and the net profit from such sale after payment of federal and state income taxes would be at least one million dollars. The agreement also provides that the Company will reimburse Mr. Glader for any federal and state income taxes imposed on the housing allowance and real estate property tax payments made to Mr. Glader.

     The agreement also provides that Mr. Glader will repay the Company $243,056 for the interest-free loan he received from the Company to cover approximately 50% of the down payment that was required upon purchase of his home in California. The Company may demand repayment at any time but has not yet made such request. The agreement also provides for reimbursement of Mr. Glader's relocation expenses. Finally, the agreement also obligates the Company to pay Mr. Glader severance equal to one year's base salary and a bonus (if earned) that will be prorated for the portion of the fiscal year through the termination date if he is terminated by the Company without cause.

     Subramanian Krishnan. The Company and Mr. Krishnan are parties to a letter agreement dated March 26, 1999, as amended, which provides that if Mr. Krishnan's employment is terminated by the Company without cause at any time, he will be entitled to receive severance equal to one year's base salary and a bonus (if earned) that will be pro-rated for the portion of the fiscal year through the termination date. Mr. Krishnan's annual base salary for fiscal 1999 was $180,000 and was increased to $200,000 for fiscal 2000 and 2001 and will remain $200,000 for fiscal 2002. In September 2001, Mr. Krishnan was granted an option to purchase 80,000 shares of Common Stock of the Company at the fair market value on the date of grant, vesting in 50% increments on September 28, 2002 and September 28, 2003. The options granted to Mr. Krishnan in September 2001, and those options granted in February 1999 and April 2000, will also vest in full in the event of his termination without cause or a "change in control" of the Company which is deemed to occur under the same conditions as for purposes of Mr. Dunsmore's option vesting. Mr. Krishnan also is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.

     Bruce A. Berger. The Company is a party to a letter agreement with Mr. Berger dated March 29, 2000, which provides that Mr. Berger will be paid an annual base salary of $200,000. The letter agreement also provides that Mr. Berger is entitled to a cash bonus equal to 90% of his base salary, provided that the objectives set by the Committee are met.

     Pursuant to the terms of the letter agreement, the Company issued Mr. Berger stock options to purchase an aggregate of 75,000 shares of the Company's Common Stock. The options were granted at fair market value on the date of grant, vesting over four years. In September 2001, Mr. Berger was granted an option to purchase 60,000 shares of Common Stock of the Company at the fair market value on the date of grant, vesting in 50% increments on September 28, 2002 and September 28, 2003. The options will also vest in full in the event of his termination without cause or upon a "change in control" of the Company which is deemed to occur under the same conditions as for purposes of the other executive officers.

     Pursuant to the letter agreement, the Company also paid Mr. Berger's relocation expenses. The letter agreement also provides that Mr. Berger is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.

     Under the terms of Mr. Berger's employment agreement, if the Company terminates his employment without cause after his repatriation to a United States assignment, Mr. Berger is entitled to receive his then current base salary for a period of six months and a pro-rated bonus payment based upon the period he worked in the year and actual fiscal year performance of the target objectives.

     The Company also entered into a letter agreement with Mr. Berger dated December 14, 2001, which provides that Mr. Berger will hold the position of Senior Vice President of the Company and General Manager of NetSilicon, Inc. ("NetSilicon") contingent on the closing of the proposed merger of NetSilicon into a wholly owned subsidiary of the Company. The letter provides that Mr. Berger will be paid an annual base salary of $200,000 and is entitled to a cash bonus equal to $180,000, provided that the objectives set by the Committee are met.

     Pursuant to the terms of the letter agreement, the Company will provide Mr. Berger with a cost of living adjustment payment in the amount of 12.5% of his base salary during the time he is employed in the Boston, Massachusetts area. The letter agreement also provides for reimbursement of Mr. Berger's relocation expenses and closing costs on the purchase of a new home, including reimbursement of up to $12,000 in mortgage loan origination fees. The agreement also provides that the Company will reimburse Mr. Berger for any federal and state income taxes imposed on the relocation and closing cost reimbursement payments and the first $6,000 of taxes imposed on the mortgage loan origination fee reimbursement. The letter agreement provides that, for purposes of calculating any severance due to Mr. Berger as described above, his base salary would include his base salary and cost of living adjustment payment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires that the Company's directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended September 30, 2001.

                             PERFORMANCE EVALUATION

     The graph below compares the total cumulative stockholders' return on the Company's Common Stock for the period from the close of the NASDAQ Stock
Market -- U.S. Companies on September 30, 1996 to September 30, 2001, the last day of fiscal 2001, with the total cumulative return on the CRSP Total Return Index for the Nasdaq Stock Market--U.S. Companies (the "CRSP Index") and the CRSP Index for Nasdaq Computer Manufacturers Stocks (the "Peer Index") over the same period. The index level for the graph and table was set to $100 on September 30, 1996 for the Common Stock, the CRSP Index and the Peer Index and assumes the reinvestment of all dividends.

[LINE GRAPH/PERFORMANCE CHART]

                                                                                                             NASDAQ COMPUTER
                                                                             NASDAQ STOCK MARKET (US    MANUFACTURERS STOCKS SIC
                                                 DIGI INTERNATIONAL INC.           COMPANIES)            3570-3579 US & FOREIGN
                                                 -----------------------     -----------------------    ------------------------
09/30/96                                                 100.000                     100.000                     100.000
                                                         103.509                      98.890                     100.373
                                                          92.105                     105.020                     109.246
                                                          66.667                     104.931                     104.888
                                                          58.772                     112.375                     114.140
                                                          57.895                     106.157                      98.223
                                                          50.000                      99.233                      88.137
                                                          46.491                     102.326                      91.734
                                                          63.158                     113.914                     112.920
                                                          71.053                     117.417                     113.819
                                                          80.702                     129.788                     138.573
                                                         105.263                     129.595                     138.059
09/30/97                                                 100.000                     137.275                     142.836
                                                         106.140                     130.123                     132.128
                                                         136.404                     130.810                     133.487
                                                         119.298                     128.515                     126.736
                                                         160.965                     132.589                     138.336
                                                         170.175                     145.047                     156.739
                                                         193.421                     150.410                     156.014
                                                         186.842                     152.954                     167.167
                                                         159.649                     144.456                     163.320
                                                         142.105                     154.545                     184.960
                                                         135.088                     152.735                     193.908
                                                          71.930                     122.454                     168.298
09/30/98                                                  85.965                     139.442                     202.840
                                                         105.263                     145.568                     210.771
                                                          91.228                     160.364                     231.139
                                                          78.070                     181.198                     275.621
                                                          69.737                     207.497                     339.945
                                                          45.614                     188.916                     286.339
                                                          47.368                     203.207                     310.348
                                                          53.509                     209.753                     319.976
                                                          58.772                     203.942                     302.083
                                                          73.246                     222.291                     345.330
                                                          80.702                     218.283                     348.722
                                                          79.824                     227.512                     393.765
09/30/99                                                  76.754                     227.824                     392.405
                                                          86.842                     246.085                     420.010
                                                         113.158                     276.020                     495.357
                                                          73.246                     336.732                     585.065
                                                          83.772                     324.299                     564.134
                                                          78.947                     385.998                     689.187
                                                          64.912                     378.035                     732.994
                                                          38.158                     317.964                     649.511
                                                          35.965                     279.607                     543.183
                                                          45.614                     328.703                     635.788
                                                          43.860                     310.884                     640.003
                                                          54.386                     347.634                     729.545
9/29/00                                                   55.263                     302.468                     648.748
                                                          50.877                     277.650                     589.974
                                                          42.982                     213.904                     400.809
                                                          42.982                     202.539                     329.535
                                                          46.930                     227.104                     393.305
                                                          41.667                     175.822                     268.414
                                                          40.570                     151.177                     234.812
                                                          42.316                     173.734                     264.994
                                                          62.807                     173.521                     247.512
                                                          61.333                     178.183                     254.549
                                                          62.456                     166.857                     246.582
                                                          63.158                     148.678                     191.309
9/28/01                                                   36.632                     123.637                     147.917

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on 09/30/1996.

               PROPOSED AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

PROPOSED AMENDMENT

     On November 10, 1995, the Board of Directors adopted the Digi International Inc. Employee Stock Purchase Plan (the "Purchase Plan"), which was approved by the stockholders and became effective April 1, 1996. As of September 30, 2001, there were 128,152 shares available for future issuances under the Purchase Plan. On December 14, 2001, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares of Common Stock of the Company that are reserved for future purchase under the Purchase Plan by 750,000 shares and directed that the amendment be submitted for approval by the stockholders at the 2002 Annual Meeting of Stockholders. The purpose of this amendment is to ensure that the Company has sufficient shares reserved for future purchases by participants in the Purchase Plan.

PURPOSE OF THE PURCHASE PLAN

     The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of its Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

ELIGIBILITY AND NUMBER OF SHARES

     If the proposed amendment is approved by the stockholders, there will be a total of 1,250,000 shares of Common Stock of the Company available for purchase under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. As of September 30, 2001, 371,848 of these shares have been purchased by participants. Shares sold pursuant to the Purchase Plan may be newly issued shares or treasury shares previously acquired by the Company.

     Any employee of the Company or a parent or subsidiary corporation of the Company (including officers and any directors who are also employees) is eligible to participate in the Purchase Plan for any Purchase Period (as defined below) so long as, on the first day of such Purchase Period, the employee has completed at least 90 days of continuous service and is customarily employed at least 20 hours per week. "Purchase Period" means each quarter of the Company's fiscal year.

     Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form authorizes payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate.

     No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

     The Company currently has approximately 350 employees who are eligible to participate in the Purchase Plan.

PARTICIPATION

     An eligible employee who elects to participate in the Purchase Plan authorizes the Company to make payroll deductions of a specified whole percentage from 1% to 10% of the employee's gross cash compensation. A participant may, at any time during a Purchase Period, direct the Company to adjust the amount of deductions (within those limits) or make no further deductions, as set forth in greater detail in the Purchase Plan. A participant may also elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash within 15 days. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.

     Amounts withheld under the Purchase Plan are held by the Company as part of its general assets until the end of the Purchase Period and then applied to the purchase of Common Stock of the Company as described below. No interest will be credited to a participant for amounts withheld.

PURCHASE OF STOCK

     Amounts withheld for a participant in the Purchase Plan are used to purchase Common Stock of the Company as of the last day of the Purchase Period at a price equal to the 85% of the lesser of the Fair Market Value (as defined in the Purchase Plan) of a share of Common Stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of Common Stock (including fractional shares) that can be purchased with such amount, unless the participant has properly notified the Company that he or she elects to purchase a lesser number of shares or to receive the entire amount in cash.

     If purchases by all participants would exceed the number of shares of Common Stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Common Stock will be refunded to the participant in cash.

     Shares of Common Stock acquired by each participant are held in a general account maintained for the benefit of all participants. Certificates for the number of whole shares of Common Stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative. No certificates for fractional shares will be issued and participants will instead receive cash representing any fractional share. Dividends with respect to a participant's shares held in the general account will, at the election of the participant, either be paid to the participant in cash or reinvested in additional shares of Common Stock of the Company. If a participant fails to make such an election, all dividends with respect to the participant's shares held in the general account will automatically be reinvested to purchase additional shares of Common Stock of the Company. Each participant is entitled to vote all shares held for the benefit of such participant in the general account.

     No more than $25,000 in Fair Market Value (determined on the first day of the respective Purchase Periods) of shares of Common Stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of the Company and any parent or subsidiary corporation of the Company by any participant for each calendar year.

DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

     If the employment of a participant is terminated for any reason, including death, disability or retirement, the amounts previously withheld will be applied to the purchase of shares of Common Stock as of the last day of the Purchase Period in which the participant's employment terminated, unless the participant has properly notified the Company prior to the last day of such Purchase Period that he or she elects to receive a refund of all amounts previously withheld.

RIGHTS NOT TRANSFERABLE

     The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

AMENDMENT OR MODIFICATION

     The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by the stockholders of the Company is required to (i) increase the number of shares of Common Stock to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions), (ii) decrease the minimum purchase price, (iii) withdraw the administration of the Purchase Plan from the Committee, or (iv) change the definition of employees eligible to participate in the Purchase Plan.

TERMINATION

     All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days' notice has been given to all participants. Upon termination of the Purchase Plan, shares of Common Stock will be issued to participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase Common Stock will be refunded to the participants, as if the Purchase Plan were terminated at the end of a Purchase Period.

FEDERAL TAX CONSIDERATIONS

     Participants will not recognize any income as a result of participation in the Purchase Plan until the disposal of shares acquired under the Purchase Plan or the death of the participant. Participants who hold their shares for more than 21 months or die while holding their shares will recognize ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant or (ii) 15% of the fair market value of the shares on the first day of the Purchase Period in which the shares were purchased. If the holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, the Company will not be entitled to any deduction in connection with the transfer of such shares to the participant.

     Participants who hold their shares for less than 21 months after the shares are transferred to them will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the ordinary income realized by the participants.

     Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss.

COPY OF PURCHASE PLAN

     The full text of the Purchase Plan is included as Exhibit B to this Proxy Statement, to which Exhibit reference is made for a complete statement of the terms of the Purchase Plan.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE
            AMENDMENT TO THE DIGI INTERNATIONAL INC. EMPLOYEE STOCK
                                 PURCHASE PLAN.

                      RELATIONSHIP WITH AND APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP, independent public accountants, has been the auditors for the Company since 1998, prior to which Coopers and Lybrand L.L.P., one of the two firms that were merged to form PricewaterhouseCoopers LLP in 1998, were the auditors for the Company since 1986. Upon the recommendation of the Audit Committee, the Board of Directors has again selected PricewaterhouseCoopers LLP to serve as the Company's independent public accountants for the fiscal year ending September 30, 2002, subject to ratification by the stockholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Audit Committee will reconsider its selection.

     A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

                               ADDITIONAL MATTERS

     The Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2001, including financial statements, is being mailed with this Proxy Statement.

     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /S/ James E. Nicholson



                                          James E. Nicholson
                                          Secretary

Dated: December 28, 2001

                                                                       EXHIBIT A

                            DIGI INTERNATIONAL INC.

                            AUDIT COMMITTEE CHARTER
                           (AS OF DECEMBER 14, 2001)

PURPOSE

     There shall be an Audit Committee of the Board of Directors of the Digi International Inc., a Delaware corporation (the "Company").

     The Committee shall have responsibility to oversee the Company's management and outside auditors in regard to corporate accounting and financial reporting. The Committee has the authority to conduct any investigation it deems appropriate, with full access to all books and records, facilities, personnel and outside advisors of the Company. The Committee is empowered to retain outside counsel, auditors or other experts in its discretion.

ORGANIZATION

     The Committee shall consist of at least three directors. Each director appointed to the Committee shall:

     a) not be disqualified from being an "independent director" within the meaning of Rule 4200 of the NASD Manual, and shall have no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment; and

     b) be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. If a director is not capable of understanding such fundamental financial statements, he or she must become able to do so within a reasonable period of time after appointment to the Committee.

     At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the director's financial sophistication.

RESPONSIBILITIES

     The Committee recognizes that the preparation of the Company's financial statements and other financial information is the responsibility of the Company's management and that the auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company's outside auditors. The Committee's responsibility is to oversee the financial reporting process.

     The Company's management, and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Committee. Consequently, the Committee is not responsible for providing any expert or other special assurance as to the Company's financial statements and other financial information or any professional certification as to the outside auditors' work, including without limitation their reports on and limited reviews of, the Company's financial statements and other financial information. In addition, the Committee is entitled to rely on information provided by the Company's management and the outside auditors with respect to the nature of services provided by the outside auditor and the fees paid for such services.

     In carrying out its oversight responsibilities, the Committee shall:

     a) review and reassess the adequacy of the Audit Committee Charter annually;

     b) require that the outside auditors provide the Committee with a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard No. 1, and discuss with the outside auditors their independence;

     c) actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors;

     d) take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors;

     e) review and consider the matters identified in Statement on Auditing Standards No. 61 with the outside auditors and management;

     f) review and discuss the Company's audited financial statements that are to be included in the Company's Form 10-K with the outside auditors and management and determine whether to recommend to the Board of Directors that the financial statements be included in the Company's Form 10-K for filing with the Securities and Exchange Commission;

     g) review, or the Committee's Chairman shall review, any matters identified by the outside auditors pursuant to Statement on Auditing Standards No. 71 regarding the Company's interim financial statements. Any such review shall occur prior to the filing of such interim financial statements on the Company's Form 10-Q;

     h) review the terms of proposed engagements of the outside auditors relating to services to the Company in connection with any formal investigation of possible fraud, financial statement misstatements or material weaknesses in internal controls, prior to such engagements; and

     i) consider whether the provision of the services by the outside auditors (other than those services rendered in respect of the audit or review of the Company's annual or quarterly financial statements) is compatible with maintaining the outside auditor's independence.

     The outside auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders. The Board and the Committee have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and, if applicable, to nominate the outside auditors to be proposed for approval by the shareholders in any proxy statement.

                                                                       EXHIBIT B

                            DIGI INTERNATIONAL INC.

                          EMPLOYEE STOCK PURCHASE PLAN
                           (AS OF DECEMBER 14, 2001)

     1. Purpose and Scope of Plan. The purpose of this Digi International Inc. Employee Stock Purchase Plan (the "Plan") is to provide the employees of Digi International Inc. (the "Company") with an opportunity to acquire a proprietary interest in the Company through the purchase of its Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with such intent.

     2.  Definitions.

          2.1. The terms defined in this section are used (and capitalized) elsewhere in this Plan:

             (a) "Affiliate" means any corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as defined in Sections 424(e) and 424(f) of the Code or any successor provision, and whose participation in the Plan has been approved by the Board of Directors.

             (c) "Board of Directors" means the Board of Directors of the Company.

             (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             (e) "Committee" means three or more Disinterested Persons designated by the Board of Directors to administer the Plan under
        Section 13.

             (f) "Common Stock" means the common stock, par value $.01 per share (as such par value may be adjusted from time to time), of the Company.

             (g) "Company" means Digi International Inc.

             (h) "Compensation" means the gross cash compensation (including wage, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment.

             (i) "Disinterested Persons" means a member of the Board of Directors who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition.

             (j) "Eligible Employee" means any employee of the Company or an Affiliate who has been employed for at least 90 days and whose customary employment is at least 20 hours per week; provided, however, that "Eligible Employee" shall not include any person who would be deemed for purposes of Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

             (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

             (l) "Fair Market Value" of a share of Common Stock as of any date means, if the Company's Common Stock is listed on a national securities exchange or traded in the national market system, the mean between the high and low sale prices for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.

             (m) "Participant" means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

             (n) "Plan" means this Digi International Inc. Employee Stock Purchase Plan, as amended from time to time.

             (o) "Purchase Period" means each quarter of the Company's fiscal year. The first Purchase Period will be the quarter that starts April 1, 1996 and ends June 30, 1996.

             (p) "Recordkeeping Account" means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

     3. Scope of the Plan. Shares of Common Stock may be sold by the Company to Eligible Employees commencing April 1, 1996, as hereinafter provided, but not more than 1,250,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock delivered by the Company pursuant to this Plan may be acquired shares having the status of any combination of authorized but unissued shares, newly issued shares, or treasury shares.

     4. Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an enrollment form with the Company before the first day of such Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in such Purchase Period and continuing until the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

     5.  Amount of Common Stock Each Eligible Employee May Purchase.

          5.1. Subject to the provisions of the Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the number of shares of Common Stock (including fractional shares) that can be purchased at the price specified in Section 5.2 with the entire credit balance in the Participant's Recordkeeping Account; provided, however, that the Fair Market Value (determined on the first day of any Purchase Period) of shares of Common Stock that may be purchased by a Participant during such Purchase Period shall not exceed the excess, if any, of (i) $25,000 over (ii) the Fair Market Value (determined on the first day of the relevant Purchase Period) of shares of Common Stock previously acquired by the Participant in any prior Purchase Period during such calendar year. Notwithstanding the foregoing, no Eligible Employee shall be granted an option to acquire shares of Common Stock under this Plan which permits the Eligible Employee's rights to purchase shares of Common Stock under this Plan and all employee stock purchase plans of the Company and the Affiliates to accrue at a rate which exceeds $25,000 of Fair Market Value (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated at a ratable portion of the maximum number of shares of Common Stock which may be sold.

          5.2. The purchase price of each share of Common Stock sold pursuant to this Plan will be the lesser of (a) or (b) below:

             (a) 85% of the Fair Market Value of such share on the first day of the Purchase Period.

             (b) 85% of the Fair Market Value of such share on the last day of the Purchase Period.

     6.  Method of Participation.

          6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time prior to the date of purchase of such shares. The

     Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the offering of such shares.

          6.2. Each Eligible Employee who desires to participate in the Plan for a purchase Period shall signify his or her election to do so by signing an election form developed by the Committee. An Eligible Employee may elect to have any whole percent of Compensation withheld, but not exceeding ten percent (10%) per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of the Purchase Period to which it relates and shall remain in effect unless and until such Participant withdraws from this Plan, modifies his or her authorization, or terminates his or her employment with the Company, as hereinafter provided.

          6.3. Any Eligible Employee who does not make a timely election as provided in Section 6.2, shall be deemed to have elected not to participate in the Plan. Such election shall be irrevocable for such Purchase Period.

     7.  Recordkeeping Account.

          7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

          7.2. No interest will be credited to a Participant's Recordkeeping Account.

          7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company.

          7.4. A Participant may not make any separate cash payment into the Recordkeeping Account.

     8.  Right to Adjust Participation or To Withdraw.

          8.1. A Participant may, at any time during a Purchase Period, direct the Company to make no further deductions from his or her Compensation or to adjust the amount of such deductions. Upon either of such actions, future payroll deductions with respect to such Participant shall cease or be adjusted in accordance with the Participant's direction.

          8.2. Any Participant who stops payroll deductions may not thereafter resume payroll deductions during such Purchase Period.

          8.3. At any time before the end of a Purchase Period, any Participant may also withdraw from the Plan. In such event, all future payroll deductions shall cease and the entire credit balance in the Participant's Recordkeeping Account will be paid to the Participant, without interest, in cash within 15 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.

          8.4. Notification of a Participant's election to adjust or terminate deductions, or to withdraw from the Plan, shall be made by the filing of an appropriate notice to such effect with the Company.

     9. Termination of Employment. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant's Recordkeeping Account will be applied to the purchase of shares as provided in Section 10.1 as of the last day of the Purchase Period in which the Participant's employment terminated; except that if such Participant so requests prior to the last day of such Purchase Period, the Company shall refund in cash within 15 days all amounts credited to his or her Recordkeeping Account.

     10.  Purchase of Shares.

          10.1. As of the last day of the Purchase Period, the entire credit balance in each Participant's Recordkeeping Account will be used to purchase shares (including fractional shares) of Common Stock (subject to the limitations of Section 5) unless the Participant has filed an appropriate form with the Company in advance of that date (which either elects to purchase a specified number of shares which is less than the number described above or elects to receive the entire credit balance in cash). Any amount
     in a Participant's Recordkeeping Account that is not used to purchase shares pursuant to this Section 10.1 will be refunded to the Participant.

          10.2. Shares of Common Stock acquired by each Participant shall be held in a general account maintained for the benefit of all Participants.

          10.3. Certificates for the number of whole shares of Common Stock, determined as aforesaid, purchased by each Participant shall be issued and delivered to him or her only upon request of the Participant or his or her representative directed to the Company. No Certificates for fractional shares will be issued. Instead, Participants will receive a cash distribution representing any fractional shares.

          10.4. Dividends with respect to a Participant's shares held in the general account will, at the election of the Participant, either be paid to the Participant in cash or reinvested in additional shares of Common Stock. If a Participant fails to make such an election, all dividends with respect to the Participant's shares held in the general account will automatically be reinvested to purchase additional shares of Common Stock.

          10.5. Each Participant will be entitled to vote all shares held for the benefit of such Participant in the general account.

     11. Rights as a Stockholder. A Participant shall not be entitled to any of the rights or privileges of a stockholder of the Company with respect to such shares, including the right to receive any dividends which may be declared by the Company, until (i) he or she actually has paid the purchase price for such shares and (ii) either the shares have been credited to his or her account or certificates have been issued to him or her, both as provided in Section 10.

     12. Rights Not Transferable. A Participant's rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

     13. Administration of the Plan. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties.

     14. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock of the Company by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan, shall be adjusted appropriately by the Committee.

     15. Registration of Certificates. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form.

     16. Amendment of Plan. The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without stockholder approval on the same basis as required by Section 19.1, no amendment shall be made (i) to increase the number of shares to be reserved under this Plan, (ii) to decrease the minimum purchase price, (iii) to withdraw the administration of this Plan from the Committee, or (iv) to change the definition of employees eligible to participate in the Plan.

     17. Effective Date of Plan. This Plan shall consist of an offering commencing April 1, 1996, and ending June 30, 1996, and continuing on a quarterly basis thereafter. All rights of Participants in any offering hereunder shall terminate at the earlier of (i) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days' notice has been given to all Participants. Upon termination of this Plan, shares of Common Stock shall be issued to Participants in accordance with Section 10, and cash, if any, remaining in the Participant's Recordkeeping Accounts shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

     18. Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the last day of the Purchase Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange or a national market system, covering the shares of Common Stock under the Plan upon official notice of issuance.

     19.  Miscellaneous.

          19.1. This Plan shall be submitted for approval by the stockholders of the Company prior to June 30, 1996. If not so approved prior to such date, this Plan shall terminate on June 30, 1996.

          19.2. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

          19.3. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

          19.4. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

          19.5. Delivery of shares of Common Stock or of cash pursuant to this Plan shall be subject to any required withholding taxes. A person entitled to receive shares of Common Stock may, as a condition precedent to receiving such shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

            [DIGI LOGO]     DIGI INTERNATIONAL INC.
                            11001 BREN ROAD EAST
                            MINNETONKA, MINNESOTA 55343

                         Annual Meeting of Stockholders
                          Wednesday, January 23, 2002
                                    3:30 PM

                         Minneapolis Marriott Southwest
                               5801 Opus Parkway
                             Minnetonka, Minnesota




                               Please detach here
--------------------------------------------------------------------------------

[DIGI LOGO]     DIGI INTERNATIONAL INC.
                11001 BREN ROAD EAST
                MINNETONKA, MINNESOTA 55343
                                                                           PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JANUARY 23, 2002

The undersigned hereby appoints Joseph T. Dunsmore and Subramanian Krishnan, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated on the reverse, all the shares of Common Stock of Digi International Inc. held of record by the undersigned on December 10, 2001, at the Annual Meeting of Stockholders to be held on January 23, 2002, or any adjournment thereof.







                      See reverse for voting instructions.

                               Please detach here
--------------------------------------------------------------------------------

----                                                                        ----
|                                                                              |
|PROXY                                                                         |

 1. Election of Directors. 01 Mykola Moroz [ ] FOR ALL NOMINEES [ ] WITHHOLD
    02 Joseph T. Dunsmore 03 Bradley J.        LISTED TO THE        AUTHORITY
    Williams. Mr. Moroz will serve for a       LEFT (except as      to vote for
    term of two years and Messrs. Dunsmore     marked to the        all nominees
    and Williams will serve for a term of      contrary)            listed to
    three years.                                                    the left


    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR   ------------------------
    ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE  |                      |
    NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)      ------------------------


 2. Approval of the amendment of the Digi
    International Inc. Employee Stock Purchase
    Plan (the "Purchase Plan") to reserve        [ ] For [ ] Against [ ] Abstain
    750,000 additional shares of Common Stock for future purchases under the Purchase Plan.

 3. Ratification of the appointment of
    PricewaterhouseCoopers LLP as independent    [ ] For [ ] Against [ ] Abstain
    public accountants of the Company for the 2002 fiscal year.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

 Address Change? Mark Box [ ]                  Date
 Indicate changes below:                           ----------------------------

                                               --------------------------------
                                               |                              |
                                               |                              |
                                               --------------------------------

                                              Signature(s) in Box
                                              Please sign your name exactly as
                                              it appears on this proxy. When
                                              shares are held by joint tenants,
                                              both should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee, or guardian, please give
                                              full title as such. If a
                                              corporation, please sign in full
                                              corporate name by President or
                                              other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.


                                             ---------------------------------
                                             | PLEASE MARK, SIGN, DATE AND   |
                                             | RETURN THE PROXY CARD PROMPTLY|
                                             | USING THE ENCLOSED ENVELOPE   |
                                             ---------------------------------



|                                                                              |
|                                                                              |
----                                                                        ----